Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Keishi High, Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com
OMNIAMERICAN BANCORP, INC. REPORTS
THIRD QUARTER 2011 EARNINGS
Fort Worth, Texas – November 4, 2011 – OmniAmerican Bancorp, Inc. (NASDAQ: OABC) (the “Company”), the holding company for OmniAmerican Bank, reported earnings today for the quarter ended September 30, 2011. Third quarter results include:
•	Net income increased 413.9% to $1.0 million for the quarter ended September 30, 2011, compared to net income of $201,000 for the quarter ended September 30, 2010.
•	Basic and diluted earnings per share increased to $0.10 per share for the quarter ended September 30, 2011 compared to $0.02 for the same period in 2010.
•	Book value per share increased 6.0% to $17.92 at September 30, 2011 compared to $16.91 at September 30, 2010.
•	Net interest income increased 4.5% to $10.4 million for the quarter ended September 30, 2011 from $10.0 million for the prior year period.
•	Provision for loan losses decreased by $2.2 million, to $550,000 for the quarter ended September 30, 2011 from $2.8 million for the same period in 2010.
•	Nonperforming assets decreased to $21.1 million, or 1.59% of total assets, at September 30, 2011 from $22.2 million, or 1.97% of total assets, at September 30, 2010.
A share repurchase program was authorized by our Board of Directors in January 2011 and completed during the third quarter of 2011, under which the Company repurchased 595,125 shares of its common stock. A second share repurchase program was authorized by our Board of Directors in September 2011, under which the Company may repurchase up to 565,369 shares of its common stock. As of September 30, 2011, 630,125 shares of common stock had been repurchased under these programs at an average cost of $14.58 per share.

A share-based compensation program was authorized by our Board of Directors and approved by shareholders during the second quarter of 2011, under which the Company may grant up to 1,190,250 options to purchase common stock and 476,100 restricted shares of common stock. As of September 30, 2011, 373,552 options to purchase common stock and 118,738 restricted shares of common stock had been granted under this program, which resulted in share-based compensation expense of approximately $116,000 and $159,000 for the three and nine month periods ended September 30, 2011, respectively.
Financial Condition as of September 30, 2011 Compared with December 31, 2010
Total assets increased $218.7 million, or 19.7%, to $1.33 billion at September 30, 2011 from $1.11 billion at December 31, 2010. The increase was primarily the result of increases in securities classified as available for sale of $210.0 million and other investments of $10.5 million, partially offset by decreases in deferred tax assets of $5.7 million and other real estate owned of $5.5 million.
Total cash and cash equivalents increased $6.5 million, or 26.4%, to $31.1 million at September 30, 2011 from $24.6 million at December 31, 2010. The increase in total cash and cash equivalents reflects $206.0 million in cash received from Federal Home Loan Bank advances, $170.7 million in cash received from loan principal repayments and $142.0 million of proceeds from sales, principal repayments, and maturities of securities classified as available for sale, partially offset by decreases of $340.8 million in cash used to purchase securities classified as available for sale and $206.0 million in cash used to originate loans.
Securities classified as available for sale increased $210.0 million, or 66.1%, to $527.8 million at September 30, 2011 from $317.8 million at December 31, 2010. The increase in securities classified as available for sale was primarily attributable to purchases of $340.8 million during the nine months ended September 30, 2011, partially offset by sales of $71.8 million and principal repayments and maturities of $70.2 million.
Other investments increased $10.5 million, or 338.7%, to $13.6 million at September 30, 2011 from $3.1 million at December 31, 2010, primarily due to the purchases of additional Federal Home Loan Bank of Dallas stock of $9.4 million as a required investment associated with the $206.0 million increase in Federal Home Loan Bank advances.
Loans, net of the allowance for loan losses and deferred fees and discounts, increased $5.1 million, or 0.8%, to $665.5 million at September 30, 2011 from $660.4 million at December 31, 2010. The increase in loans includes a $12.5 million increase in automobile loans and a $12.4 million increase in real estate construction loans, partially offset by an $8.2 million decrease in commercial business loans and an $8.0 million decrease in one- to four-family residential mortgage loans.
Deposits increased $4.8 million, or 0.6%, to $805.9 million at September 30, 2011 from $801.2 million at December 31, 2010. The increase in deposits was primarily attributable to an increase in money market deposits, partially offset by a decrease in certificates of deposits. Money market deposits increased $28.9 million, or 28.7%, to $129.7 million at September 30, 2011 from $100.8 million at December 31, 2010. Certificates of deposit decreased $25.4 million, or 7.4%, to $317.5 million at September 30, 2011 from $343.0 million at December 31, 2010. The decrease in certificates of deposits resulted from certificates of deposit that matured and were not renewed.

Federal Home Loan Bank advances increased $206.0 million, or 502.4%, to $247.0 million at September 30, 2011 from $41.0 million at December 31, 2010, reflecting additional borrowings used to purchase available for sale securities. At September 30, 2011 and December 31, 2010, other secured borrowings totaled $58.0 million.
Stockholders’ equity was $202.0 million at September 30, 2011 compared to $198.6 million at December 31, 2010, reflecting an increase of $3.4 million, or 1.7%. The increase resulted primarily from a $9.3 million increase in accumulated other comprehensive income and $2.8 million of net income for the nine months ended September 30, 2011, partially offset by a decrease due to open market purchases of 630,125 shares of our common stock at a cost of $9.2 million during the nine months ended September 30, 2011.
Asset Quality as of September 30, 2011 Compared with December 31, 2010
Non-performing assets decreased $3.2 million, or 13.2%, to $21.1 million, or 1.59% of total assets at September 30, 2011 from $24.3 million, or 2.19% of total assets, as of December 31, 2010. The decrease in non-performing assets reflects a net decrease of $5.5 million in other real estate owned, primarily due to the sales of ten properties totaling $5.7 million and a $2.2 million write-down of ten properties to the current fair values less costs to sell, partially offset by the reclassification of eight loans totaling $2.4 million to other real estate owned. Partially offsetting the decrease in other real estate owned was a $2.4 million increase in non-accrual loans.
Operating Results for the Three Months Ended September 30, 2011 Compared with the Three Months Ended September 30, 2010
Net income increased to $1.0 million, or $0.10 per share, for the three months ended September 30, 2011, compared to $201,000, or $0.02 per share, for the three months ended September 30, 2010.
Net interest income increased by $452,000, or 4.5%, to $10.4 million for the quarter ended September 30, 2011 from $10.0 million for the quarter ended September 30, 2010, primarily due to an increase in total interest income and a decrease in total interest expense. Total interest income increased $150,000, or 1.1%, to $13.7 million for the quarter ended September 30, 2011 from $13.5 million for the quarter ended September 30, 2010, primarily due to a $168.6 million increase in the average balance of interest-earning assets (primarily investment securities), partially offset by a 66 basis point decrease in the average yield on interest-earning assets. Total interest expense decreased by $302,000, or 8.4%, to $3.3 million for the quarter ended September 30, 2011 from $3.6 million for the quarter ended September 30, 2010, primarily due to a 42 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $183.7 million increase in the average balance of interest-bearing liabilities.
The provision for loan losses decreased by $2.2 million, or 78.6%, to $550,000 for the quarter ended September 30, 2011 from $2.8 million for the quarter ended September 30, 2010 primarily due to lower net charge-offs, a decrease in the loan portfolio, and stabilizing credit quality trends. Net charge-offs decreased $748,000, to $699,000 for the three months ended September 30, 2011 from $1.4 million for the three months ended September 30, 2010. Total loans decreased $4.2 million, or 0.6%, to $673.0 million at September 30, 2011 from $677.2 million at September 30, 2010.

Noninterest income decreased $558,000, or 15.9%, to $2.9 million for the three months ended September 30, 2011 from $3.5 million for the three months ended September 30, 2010. The decrease was primarily attributable to a $373,000 increase in net losses on sales of repossessed assets and a $298,000 decrease in service charges and other fees, partially offset by an increase in the cash surrender value of bank-owned life insurance of $242,000.
Noninterest expense increased $800,000, or 7.6%, to $11.3 million for the three months ended September 30, 2011 from $10.5 million for the three months ended September 30, 2010. The increase was primarily attributable to a $844,000 increase in salaries and benefits expense and a $666,000 increase in net loss on write-down of other real estate owned, partially offset by a $244,000 decrease in FDIC insurance premium expense, a $166,000 decrease in professional and outside services and a $155,000 decrease in depreciation of furniture, software and equipment. The increase in salaries and benefits expense is primarily due to increases in lending staff and incentive compensation expense. The increase in net loss on write-down of other real estate owned was primarily due to decreases in the valuation of the properties held as real estate owned. The decrease in professional and outside services expense is primarily due to expenses for professional services related to the implementation of Sarbanes-Oxley controls over financial reporting incurred in the three months ended September 30, 2010. The decrease in the FDIC insurance premium expense resulted primarily from a change in the FDIC’s assessment methodology effective on April 1, 2011 to base assessments on the average total consolidated assets less average tangible equity as required by the Dodd-Frank Act. The decrease in depreciation of furniture, software and equipment is primarily attributable to certain assets being fully depreciated.
Operating Results for the Nine Months Ended September 30, 2011 Compared with the Nine Months Ended September 30, 2010
Net income increased to $2.8 million, or $0.26 per share, for the nine months ended September 30, 2011, compared to $1.3 million, or $0.11 per share, for the nine months ended September 30, 2010. OmniAmerican Bank completed its mutual to stock conversion on January 20, 2010. The earnings per share for the nine months ended September 30, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.
Net interest income increased by $1.2 million, or 4.1%, to $30.8 million for the nine months ended September 30, 2011 from $29.6 million for the nine months ended September 30, 2010, primarily due to a decrease in total interest expense and an increase in total interest income. Total interest expense decreased by $690,000, or 6.6%, to $9.9 million for the nine months ended September 30, 2011 from $10.5 million for the nine months ended September 30, 2010, primarily due to a 36 basis point decrease in the average rate paid on interest-bearing liabilities, partially offset by a $154.4 million increase in the average balance of interest-bearing liabilities. Total interest income increased $511,000, or 1.3%, to $40.7 million for the nine months ended September 30, 2011 from $40.2 million for the nine months ended September 30, 2010, primarily due to a $137.8 million increase in the average balance of interest-earning assets, partially offset by a 56 basis point decrease in the average yield on interest-earning assets.

The provision for loan losses decreased by $3.4 million, or 68.0%, to $1.6 million for the nine months ended September 30, 2011 from $5.0 million for the nine months ended September 30, 2010 primarily due to lower net charge-offs, a decrease in the loan portfolio, and stabilizing credit quality trends. Net charge-offs decreased $2.0 million, to $2.0 million for the nine months ended September 30, 2011 from $4.0 million for the nine months ended September 30, 2010. Total loans decreased $4.2 million, or 0.6%, to $673.0 million at September 30, 2011 from $677.2 million at September 30, 2010.
Noninterest income decreased $931,000, or 9.2%, to $9.2 million for the nine months ended September 30, 2011 from $10.1 million for the nine months ended September 30, 2010 primarily due to a $700,000 decrease in service charges and other fees, a $517,000 decrease in net gains on the sale of loans, and a $376,000 increase in net losses on sales of repossessed assets, partially offset by an increase in the cash surrender value of bank-owned life insurance of $718,000.
Noninterest expense increased $1.6 million, or 4.8%, to $34.6 million for the nine months ended September 30, 2011 from $33.0 million for the nine months ended September 30, 2010. The increase was primarily attributable to increases in net loss on write-down of other real estate owned of $2.2 million and salaries and benefits expense of $1.4 million, partially offset by decreases in the FDIC insurance assessment of $419,000, software and equipment maintenance of $397,000, professional and outside services expense of $372,000, depreciation of furniture, software and equipment of $248,000, and marketing expense of $223,000. The increase in net loss on write-down of other real estate owned was primarily due to decreases in the valuation of the properties held as real estate owned. The increase in salaries and benefits expense is primarily due to an increase in lending staff, an increase in incentive compensation expense, and higher health insurance expense. The decrease in the FDIC insurance premium expense was primarily attributable to a decrease in the general assessment rate applied to our insured deposits and the change in the FDIC’s assessment methodology effective on April 1, 2011 to base assessments on the average total consolidated assets less average tangible equity as required by the Dodd-Frank Act. The decrease in software and equipment maintenance expense related primarily to savings from a new annual contract negotiated with our ATM servicing contractor. The decrease in professional and outside services related primarily to refunds received and a reduction in rates charged for services provided by our debit card vendor as a result of a contract renegotiation and expenses for professional services related to the implementation of Sarbanes-Oxley controls over financial reporting incurred in the nine months ended September 30, 2010. The decrease in depreciation of furniture, software and equipment is primarily attributable to certain assets being fully depreciated. The decrease in marketing expense is primarily due to the discontinuance of our debit card reward program on December 31, 2010.
About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp is traded on the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.33 billion in assets at September 30, 2011 and is proud to provide the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com

Cautionary Statement About Forward-Looking Information
This news release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits.
These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities, if any; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board; changes in our organization, compensation and benefit plans; changes in our financial condition or results of operations that reduce capital available to pay dividends; changes in the financial condition or future prospects of issuers of securities that we own; and changes resulting from intense compliance and regulatory costs associated with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the transition from the Office of Thrift Supervision to the Office of the Comptroller of the Currency as our primary regulator.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	December 31,
	2011	2010
ASSETS

Cash and cash equivalents	$31,098	$24,597
Investments:
Securities available for sale at fair value	527,768	317,806
Other	13,577	3,060
Loans held for sale	975	861

Loans, net of deferred fees and discounts	673,970	669,357
Less allowance for loan losses	(8,489)	(8,932)

Loans, net	665,481	660,425
Premises and equipment, net	45,118	47,665
Bank-owned life insurance	20,796	20,078
Other real estate owned	9,318	14,793
Mortgage servicing rights	1,180	1,242
Deferred tax asset, net	1,212	6,935
Accrued interest receivable	3,869	3,469
Other assets	6,765	7,488

Total assets	$1,327,157	$1,108,419

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits:
Noninterest-bearing	$75,602	$74,583
Interest-bearing	730,320	726,575

Total deposits	805,922	801,158

Federal Home Loan Bank advances	247,000	41,000
Other secured borrowings	58,000	58,000
Accrued expenses and other liabilities	14,188	9,634

Total liabilities	1,125,110	909,792

Commitments and contingencies

Stockholders’ equity:
Common stock	113	119
Additional paid-in capital	106,588	115,470
Unallocated Employee Stock Ownership Plan (“ESOP”) shares	(8,856)	(9,141)
Retained earnings	94,981	92,212
Accumulated other comprehensive income (loss)	9,221	(33)

Total stockholders’ equity	202,047	198,627

Total liabilities and stockholders’ equity	$1,327,157	$1,108,419

OmniAmerican Bancorp, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest income:
Loans, including fees	$9,806	$10,705	$29,696	$32,022
Securities – taxable	3,886	2,831	10,974	8,106
Securities – nontaxable	—	6	—	31

Total interest income	13,692	13,542	40,670	40,159

Interest expense:
Deposits	1,755	2,393	5,603	7,269
Borrowed funds	1,519	1,183	4,256	3,280

Total interest expense	3,274	3,576	9,859	10,549

Net interest income	10,418	9,966	30,811	29,610
Provision for loan losses	550	2,750	1,550	5,000

Net interest income after provision for loan losses	9,868	7,216	29,261	24,610

Noninterest income:
Service charges and other fees	2,280	2,578	7,047	7,747
Net gains on sales of loans	380	455	563	1,080
Net gains on sales of securities available for sale	—	13	11	104
Net losses on disposition of premises and equipment	(1)	—	(6)	—
Net losses on sales of repossessed assets	(413)	(40)	(391)	(15)
Commissions	246	162	615	483
Increase in cash surrender value of bank-owned life insurance	242	—	718	—
Other income	159	283	658	747

Total noninterest income	2,893	3,451	9,215	10,146

Noninterest expense:
Salaries and benefits	5,815	4,971	17,457	16,013
Software and equipment maintenance	596	575	1,803	2,200
Depreciation of furniture, software and equipment	638	793	2,136	2,384
FDIC insurance	190	434	863	1,282
Net loss on write-down of other real estate owned	714	48	2,226	67
Real estate owned expense	176	255	387	567
Service fees	125	150	374	548
Communications costs	230	165	694	637
Other operations expense	868	941	2,745	2,740
Occupancy	911	917	2,675	2,844
Professional and outside services	823	989	2,459	2,831
Loan servicing	94	71	311	199
Marketing	130	201	446	669

Total noninterest expense	11,310	10,510	34,576	32,981

Income before income tax expense	1,451	157	3,900	1,775
Income tax expense (benefit)	418	(44)	1,131	434

Net income	$1,033	$201	$2,769	$1,341

Earnings per share:
Basic	$0.10	$0.02	$0.26	$0.11	(1)

Diluted	$0.10	$0.02	$0.26	$0.11	(1)

(1)
The Company completed its mutual to stock conversion on January 20, 2010. The earnings per share for the nine months ended September 30, 2010 is calculated as if the conversion had been completed prior to January 1, 2010.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands, except per share data)

	At or For the Three Months Ended
	September 30,	June 30, 2011	March 31, 2011	December 31,	September 30,
	2011	2011	2011	2010	2010
Share Data for Earnings per Share Calculation:
Weighted average common shares outstanding	11,454,290	11,772,331	11,884,456	11,902,500	11,902,500
Less: Average unallocated ESOP shares	(888,720)	(898,242)	(907,764)	(917,286)	(926,808)

Basic average shares	10,565,570	10,874,089	10,976,692	10,985,214	10,975,692

Add: Dilutive effects of share-based compensation	4,338	163	—	—	—

Diluted average shares	10,569,908	10,874,252	10,976,692	10,985,214	10,975,692

Net income	$1,033	$1,217	$519	$316	$201

Basic earnings per share	$0.10	$0.11	$0.05	$0.03	$0.02
Diluted earnings per share	$0.10	$0.11	$0.05	$0.03	$0.02

Share data at period end:
Total shares issued	11,902,500	11,902,500	11,902,500	11,902,500	11,902,500
Less: Shares repurchased	(630,125)	(240,830)	(63,025)	—	—

Total shares outstanding	11,272,375	11,661,670	11,839,475	11,902,500	11,902,500

Performance Ratios:
Return on average assets (1)	0.31%	0.36%	0.18%	0.11%	0.07%
Return on average equity (1)	2.04%	2.43%	1.04%	0.62%	0.40%
Noninterest expense to average total assets (1)	3.42%	3.47%	4.04%	3.93%	3.70%
Efficiency ratio (2)	84.97%	83.15%	91.40%	85.51%	78.33%

Selected Balance Sheet Data:
Book value per share	$17.92	$17.26	$16.76	$16.69	$16.91
Equity to total assets	15.22%	15.16%	14.86%	17.92%	17.88%

Capital Ratios:
Total capital (to risk-weighted assets)	25.66%	26.44%	26.56%	27.86%	28.01%
Tier I capital (to risk-weighted assets)	24.81%	25.57%	25.69%	26.93%	27.11%
Tier I capital (to total assets)	14.24%	14.49%	14.42%	17.40%	17.14%

Asset Quality Data and Ratios:
Non-performing assets to total assets	1.59%	1.89%	1.74%	2.19%	1.97%
Non-performing loans to total loans	1.73%	2.03%	1.41%	1.38%	1.62%
Allowance for loan losses to non-performing loans	72.91%	63.60%	94.29%	96.55%	84.48%
Net charge-offs to average loans outstanding (1)	0.42%	0.48%	0.30%	1.23%	0.85%

(1)	Ratios are annualized.

(2)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

OmniAmerican Bancorp, Inc. and Subsidiary
Selected Consolidated Financial Ratios and Other Data (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Average Balances:
Loans	$668,004	$666,361	$665,652	$676,952	$680,668
Securities	539,886	551,289	351,119	338,317	355,165
Other interest-earning assets	16,627	18,297	32,137	13,956	20,060

Total interest-earning assets	$1,224,517	$1,235,947	$1,048,908	$1,029,225	$1,055,893

Deposits:
Interest-bearing demand	$81,627	$80,161	$75,769	$75,715	$74,994
Savings and money market	320,681	322,567	311,276	309,325	304,026
Certificates of deposit	317,804	327,053	338,358	343,292	357,506
FHLB advances and other borrowings	311,640	320,698	145,827	106,783	111,531

Total interest-bearing liabilities	$1,031,752	$1,050,479	$871,230	$835,115	$848,057

Yields/Rates (1):
Loans	5.87%	5.87%	6.07%	6.09%	6.29%
Securities	2.86%	3.19%	3.05%	2.80%	3.18%
Other interest-earning assets	0.72%	0.22%	0.16%	0.34%	0.30%
Total interest earning assets	4.47%	4.59%	4.88%	4.93%	5.13%
Deposits:
Interest-bearing demand	0.12%	0.20%	0.26%	0.26%	0.30%
Savings and money market	0.24%	0.30%	0.38%	0.49%	0.59%
Certificates of deposit	1.94%	1.93%	1.94%	2.02%	2.11%
FHLB advances and other borrowings	1.95%	1.92%	3.28%	4.45%	4.24%
Total interest-bearing liabilities	1.27%	1.30%	1.46%	1.61%	1.69%

Other Data:
Net interest spread (2)	3.20%	3.29%	3.42%	3.32%	3.44%
Net interest margin (3)	3.40%	3.49%	3.66%	3.63%	3.78%

(1)	Annualized.

(2)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities for the period.

(3)	The net interest margin represents net interest income as a percentage of average interest-earning assets for the period.
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